Exhibit 10.30

SIXTEENTH AMENDMENT TO CREDIT AGREEMENT

This Sixteenth Amendment to Credit Agreement (this “Amendment”) is entered into effective as of the 21st day of December, 2021, by and among Gran Tierra Energy International Holdings Ltd., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Borrower”), Gran Tierra Energy Inc., a corporation duly formed and existing under the laws of the State of Delaware (the “Parent”), The Bank of Nova Scotia, as administrative agent (the “Administrative Agent”) and the Lenders party hereto.

W I T N E S S E T H:

WHEREAS, the Borrower, the Parent, the Administrative Agent, and Lenders are parties to that certain Credit Agreement dated as of September 18, 2015 (as amended, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”) (unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Credit Agreement as amended by this Amendment);

WHEREAS, pursuant to the Credit Agreement, the Lenders have made certain Loans to the Borrower and provided certain other credit accommodations to the Borrower;

WHEREAS, the Lenders have agreed to a redetermination of the Borrowing Base, which redetermination shall constitute the Scheduled Redetermination to occur on or about November 1, 2021;

WHEREAS, the parties desire to enter into this Amendment to make certain amendments and modifications, in each case upon the terms and conditions set forth herein and in each case to be effective as of the Sixteenth Amendment Effective Date (as defined below);

WHEREAS, the Administrative Agent, the Borrower and the Lenders party hereto, which constitute at least the Required Revolving Credit Lenders, have agreed to enter into this Amendment to amend the Credit Agreement and to set the Borrowing Base pursuant to the Scheduled Redetermination, as more particularly set forth herein;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Credit Parties, the Administrative Agent and the Lenders hereto hereby agree as follows:

SECTION 1. Amendments. In reliance on the representations, warranties, covenants and agreements contained in this Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, the Credit Agreement is, effective as of the Sixteenth Amendment Effective Date, hereby amended in the manner provided in this Section 1.

1.1Amendment to Section 1.02. Section 1.02 of the Credit Agreement is hereby amended to insert the following definitions therein in appropriate alphabetical order which shall read in full as follows:

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“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

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“Benchmark” means, initially, the LIBO Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.03(b), then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Revolving Credit Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate.

“Sixteenth Amendment” means that certain Sixteenth Amendment, dated as of December 21, 2021, by and among the Parent, the Borrower, the Administrative Agent and the other parties thereto.

1.2Amendments to Section 1.02.

(a)Section 1.02 of the Credit Agreement is hereby amended to amend and restate the following definitions in their respective entireties to read in full as follows:

“Benchmark Replacement” means, for any Available Tenor:

(1)For purposes of clause (a) of this Section, the first alternative set forth below that can be determined by the Administrative Agent:

(a)the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, and0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, or

(b)the sum of: (i) Daily Simple SOFR and (ii) the spread adjustment selected or recommended by the Relevant Governmental Body for the replacement of the tenor of LIBO Rate with a SOFR-based rate having approximately the same length as the interest payment period specified in clause (a) of this Section; and

(2)For purposes of clause (b) of this Section, the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for
U.S. dollar-denominated syndicated credit facilities at such time;

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provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBO Rate, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Early Opt-in Election” means the occurrence of:

(1)a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(2)the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Required Availability Amount” means an amount, as of the relevant date of determination, equal to (a) from December 31, 2021 and thereafter, $25,000,000, plus (b) one-half (1/2) of the Outstanding Permitted Advance Payment Amount, plus (c) to the extent not included in the Outstanding Permitted Advance Payment Amount in the foregoing clause (b), one half (1/2) of any Initial Permitted Advance Payment Amount.

“SOFR” means a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Term SOFR” means, for the applicable corresponding tenor, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

(b)Section 1.02 of the Credit Agreement is hereby amended to delete the definitions of “Benchmark Replacement Adjustment”, “Benchmark Replacement Date”, “Benchmark Transition Start Date”, “Benchmark Unavailability Period” and “Unadjusted Benchmark Replacement”.

1.3Amendment to Article I. Article I of the Credit Agreement is hereby amended by inserting a new Section 1.07 at end of such Article to read in full as follows:

“Section 1.07 LIBOR. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration,

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submission or any other matter related to the LIBOR or other rates in the definition of “LIBO Rate” or “Adjusted LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.03(b), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.03(b)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or Adjusted LIBO Rate or have the same volume or liquidity as did the LIBO Rate or Adjusted LIBO Rate prior to its discontinuance or unavailability.” to:
1.4Amendment to Section 3.03. Section 3.03 of the Credit Agreement is hereby amended

(a)amend and restate clause (b) therein which shall read in full as follows:
Document:
“(b)    Notwithstanding anything to the contrary herein or in any other Loan
(i)On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of the LIBO Rate’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-month, 2-month, 3-month, 6-month and 12-month LIBO Rate tenor settings. On the earlier of (i) the date that all Available Tenors of LIBO Rate have either permanently or indefinitely ceased to be provided by the IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative and (ii) the Early Opt-in Effective Date, if the then-current Benchmark is the LIBO Rate, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Revolving Credit Lenders. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of

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or conversion to ABR Loans. During the period referenced in the foregoing sentence, the component of ABR based upon the Benchmark will not be used in any determination of ABR.

(iii)in connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(iv)the Administrative Agent will promptly notify the Borrower and the Lenders of (a) the implementation of any Benchmark Replacement and (b) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this 0 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this 0.

(v)at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

1.5Amendment to Section 6.02. Section 6.02 of the Credit Agreement is hereby amended to:
(a)amend and restate clause (e) therein which shall read in full as follows:

“(e) at the time of and on a pro forma basis, immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the aggregate Revolving Credit Exposure of all Revolving Credit Lenders shall not exceed an amount equal to (i) the aggregate Revolving Credit Commitments of all Revolving Credit Lenders minus (ii) the Required Availability Amount (or such lesser amount as consented to by the Required Revolving Credit Lenders).”

1.6Amendment to Section 9.21. Section 9.21 of the Credit Agreement is hereby amended and restated in its entirety to read in full as follows:

Section 9.21. Required Availability Amount. The Credit Parties shall not permit, at any time, the aggregate Revolving Credit Exposure for all Revolving Credit Lenders to exceed an amount equal to (a) the aggregate Revolving Credit Commitments of all Revolving Credit Lenders minus (b) the Required Availability Amount; provided that
(a) if the Required Availability Amount increases by an Initial Advance Payment Amount as a result of the execution of a Permitted Advance Payment Agreement, such increase shall become effective five (5) Business Days after execution of such Permitted Advance Payment Agreement solely for purposes of this Section 9.21 and (b) neither this Section 9.21 nor the definition of “Required Availability Amount” may be amended without the consent of the Administrative Agent and the Required Revolving Credit Lenders.

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SECTION 2. Replacement of Annex I. In reliance on the representations, warranties, covenants and agreements contained in this Amendment, and subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, Annex I to the Credit Agreement is hereby replaced in its entirety with Annex I attached hereto and Annex I attached hereto shall be deemed to be attached as Annex I to the Credit Agreement. After giving effect to this Amendment, the amendments to the Credit Agreement set forth in Section 1 hereof and any Borrowings made on the Sixteenth Amendment Effective Date, (a) each Lender who holds Loans in an aggregate amount less than its Applicable Revolving Credit Percentage of all Loans shall advance new Loans which shall be disbursed to the Administrative Agent and used to repay Loans outstanding to each Lender who holds Loans in an aggregate amount greater than its Applicable Revolving Credit Percentage of all Loans, (b) each Lender’s participation in each Letter of Credit, if any, shall be automatically adjusted to equal its Applicable Revolving Credit Percentage, (c) such other adjustments shall be made as the Administrative Agent shall specify so that the Revolving Credit Exposure applicable to each Lender equals its Applicable Revolving Credit Percentage of the aggregate Revolving Credit Exposure of all Lenders and (d) the Borrower shall not be required to make any break funding payments owing to such Lender that are required under Section 5.02 of the Credit Agreement as a result of the Loans and adjustments described in this Section 2.

SECTION 3. Redetermination of Borrowing Base. Subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, the Lenders hereby agree that for the period from and including the Sixteenth Amendment Effective Date, but until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base, including, but not limited to, under Section 2.08(e), Section 2.08(f) or Section 2.08(g) of the Credit Agreement, whichever occurs first, the amount of the Borrowing Base shall be reduced from $215,000,000 to $150,000,000, which redetermination of the Borrowing Base shall constitute the November 1, 2021 Scheduled Redetermination of the Borrowing Base. This Section 3 constitutes the New Borrowing Base Notice for the November 1, 2021 Scheduled Redetermination of the Borrowing Base.

SECTION 4. Conditions Precedent. This Amendment shall be effective on the date that each of the following conditions precedent is satisfied or waived by the Required Revolving Credit Lenders (the “Sixteenth Amendment Effective Date”):

4.1Counterparts. Administrative Agent shall have received from the Lenders constituting at least the Required Revolving Credit Lenders, the Parent, the Borrower and Guarantors counterparts (in such number as may be requested by the Administrative Agent) of this Amendment signed on behalf of such Persons.

4.2Fees and Expenses. The Borrower shall have paid to the Administrative Agent all other fees and expenses required to be paid by the Borrower under Section 12.03 of the Credit Agreement (other than fees of counsel to the Administrative Agent), including those payable pursuant to that certain fee letter by and between the Borrower and the Administrative Agent, dated as of the date hereof.

SECTION 5. Representations and Warranties of the Borrower. To induce the Lenders and Administrative Agent to enter into this Amendment, each Credit Party hereby represents and warrants to Lenders and Administrative Agent as follows:

5.1    Reaffirmation of Loan Documents; Extension of Liens. Any and all of the terms and provisions of the Credit Agreement and the other Loan Documents shall, except as amended hereby, remain in full force and effect. The Credit Parties hereby extend the Liens securing the Secured Obligations until the Secured Obligations have been paid in full, and agree that the amendments and waivers herein contained shall in no manner affect or impair the Secured Obligations or the Liens securing payment and performance thereof, all of which are ratified and confirmed.

5.2Reaffirm Existing Representations and Warranties. Each representation and warranty of such Credit Party contained in the Credit Agreement and the other Loan Documents is true and correct in all material respects (except to the extent any such representation or warranty is qualified by

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materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) on the date hereof after giving effect to the amendments set forth herein, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (except to the extent any such representation or warranty is qualified by materiality or Material Adverse Effect, in which case it shall be true and correct in all respects) as of such specified earlier date.

5.3Due Authorization; No Conflict. The execution, delivery and performance by such Credit Party of this Amendment are within such Credit Party’s organizational powers and have been duly authorized by all necessary corporate and, if required, stockholder or shareholder action (including, without limitation, any action required to be taken by any class of directors of such Credit Party or any other Person, whether interested or disinterested, in order to ensure the due authorization of this Amendment). The execution, delivery and performance by such Credit Party of this Amendment (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of the Parent, such Credit Party or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of this Amendment, except such as have been obtained or made and are in full force and effect other than those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of this Amendment, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of such Credit Party or any order of any Governmental Authority, (c) will not violate or result in a default under any Material Document or any indenture, agreement or other instrument binding upon such Credit Party or its Properties, or give rise to a right thereunder to require any payment to be made such Credit Party, and (d) will not result in the creation or imposition of any Lien on any Property of any Credit Party (other than the Liens created by the Loan Documents).

5.4Validity and Enforceability. This Amendment constitutes a legal, valid and binding obligation of such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.5Acknowledgment of No Defenses. Such Credit Party acknowledges that it has no defense to (a) such Credit Party’s obligation to pay the Obligations when due, or (b) the validity, enforceability or binding effect against such Credit Party of the Credit Agreement or any of the other Loan Documents (to the extent a party thereto) or any Liens intended to be created thereby.
SECTION 6. Miscellaneous.

6.1Reaffirmation of Loan Documents. Any and all of the terms and provisions of the Credit Agreement and the Loan Documents shall, except as amended and modified hereby, remain in full force and effect. This Amendment shall not limit or impair any Liens securing the Secured Obligations, each of which are hereby ratified, affirmed and extended to secure the Secured Obligations as it may be increased pursuant hereto. This Amendment constitutes a Loan Document.

6.2Parties in Interest. All of the terms and provisions of this Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

6.3Counterparts. This Amendment may be executed in counterparts, including, without limitation, by an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record (an “Electronic Signature”), and all parties need not execute the same counterpart; however, no party shall be bound by this Amendment until each Credit Party, the Administrative Agent and the Lenders have executed a counterpart. Facsimiles or other electronic transmissions (e.g. pdfs) of such executed counterparts shall be effective as originals. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with

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this Sixteenth Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

6.4Complete Agreement. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES.

6.5Headings. The headings, captions and arrangements used in this Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Amendment, nor affect the meaning thereof.

6.6Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers on the date and year first above written.

[Signature pages to follow]

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BORROWER:    GRAN TIERRA ENERGY INTERNATIONAL HOLDINGS LTD.
By: /s/ Manuel Buitrago
Name: Manuel Buitrago
Title: President

PARENT:        GRAN TIERRA ENERGY INC.
By: /s/ Ryan Ellson
Name: Ryan Ellson
Title: Executive VP & CFO

ADMINISTRATIVE AGENT:     THE BANK OF NOVA SCOTIA,
By: /s/ Ana Espinoza
Name: Ana Espinoza
Title: Director, International Banking

LENDERS:    THE BANK OF NOVA SCOTIA, as a Lender
By: /s/ Ana Espinoza
Name: Ana Espinoza
Title: Director, International Banking

    SOCIÉTÉ GÉNÉRALE, as a Lender

By: /s/ Emmanuel Chesneau
Name: Emmanuel Chesneau
Title: Managing Director

    HSBC BANK CANADA, as a Lender

By: /s/ PER: Ramona Stelescu
Name: Duncan Levy
Title: Director, Energy Financing

Annex I

By: /s/ Bruce Robinson
Name: Bruce Robinson
Title: VP, Energy Financing

    EXPORT DEVELOPMENT CANADA,
    as a Lender
By: /s/ Sylvain Emond
Name: Sylvain Emond
Title: Project Finance Manager

By: /s/ Ashley Glen
Name: Ashley Glen
Title: Director

ROYAL BANK OF CANADA,
    as a Lender
By:  /s/ Jenica Kostynuik
Name: Jenica Kostynuik
Title: Vice President

By: /s/ Mike Gaudet
Name: Mike Gaudet
Title: Authorized Signatory

    CANADIAN IMPERIAL BANK OF COMMERCE,
    as a Lender
By: /s/ Ryan Shea
Name: Ryan Shea
Title: Director

By: /s/ Graydon Falls
Name: Graydon Falls
Title: Executive Director

Each of the undersigned Guarantors (i) consents and agrees to this Amendment, and (ii) agrees that the Loan Documents and Security Instruments to which it is a party (including, without limitation, the Guaranty Agreement, dated as of September 18, 2015, each as amended, modified or supplemented) shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of the undersigned, enforceable against it in accordance with its terms.

CONSENTED, ACKNOWLEDGED AND AGREED TO BY:
GRAN TIERRA ENERGY INC.

Annex I

By:    /s/ Ryan Ellson
Name:    Ryan Ellson
Title:     Executive VP & CFO

GRAN TIERRA ENERGY COLOMBIA, LLC

By:    /s/ Manuel Buitrago
Name:    Manuel Buitrago
Title:     President

GRAN TIERRA RESOURCES LIMITED

By:    /s/ Ryan Ellson
Name:    Ryan Ellson
Title:     Chief Financial Officer

GRAN TIERRA ENERGY CAYMAN ISLANDS INC.

By:    /s/ Manuel Buitrago
Name:    Manuel Buitrago
Title:     President

PETROLIFERA PETROLEUM (COLOMBIA) LIMITED

By:    /s/ Manuel Buitrago
Name:    Manuel Buitrago
Title:     President

GRAN TIERRA COLOMBIA INC.

By:    /s/ Manuel Buitrago
Name:    Manuel Buitrago
Title:     President

GRAN TIERRA ENERGY RESOURCES INC.

By:    /s/ Manuel Buitrago
Name:    Manuel Buitrago
Title:     President

Annex I

Annex I

List of Maximum Credit Amounts

Lender	Applicable Revolving Credit Percentage	Maximum Revolving Credit Amounts
The Bank of Nova Scotia	20.16666666%	$30,250,000.00
Société Générale	20.16666666%	$30,250,000.00
HSBC Bank Canada	19.16666666%	$28,750,000.00
Export Development Canada	13.83333333%	$20,750,000.00
Royal Bank of Canada	13.33333333%	$20,000,000.00
Canadian Imperial Bank of Commerce	13.33333333%	$20,000,000.00
TOTAL:	100.00000000%	$150,000,000.00

Annex I